Exhibit (a)(27)

April 30, 2010

Dear Fellow Lionsgate Shareholder:

We are writing to update you on our upcoming Special Meeting of Shareholders, which is now scheduled for May 12, 2010, beginning at 10:00 a.m., local time, at the Four Seasons Hotel, Tudor Stuart Orange Room, 21 Avenue Road, Toronto, Ontario, Canada. The purpose of the Special Meeting is to permit shareholders to vote on whether to confirm the Lionsgate Shareholder Rights Plan (the “Shareholder Rights Plan”). Additional details about the Special Meeting are contained in the attached proxy supplement, which we encourage you to read.

As you may know, on April 27, 2010, the British Columbia Securities Commission (the “BCSC”) cease traded the Shareholders Rights Plan. Lionsgate has filed an application with the British Columbia Court of Appeal (the “BCCA”) to begin an appeal process. The application is scheduled to be heard by the BCCA on May 3, 2010.

If we are ultimately successful in the appeal process, we believe that the cease trade order of the BCSC could be revoked (thereby reactivating the Shareholder Rights Plan) prior to the Icahn Group being able to purchase any shares pursuant to its tender offer.

In light of the appeal process, your Board of Directors, after consulting with its financial and legal advisors, and based on a recommendation by the Special Committee, rescheduled the Special Meeting of Shareholders to May 12, 2010.

We believe that the shareholders’ right to vote and to determine for themselves whether the Shareholder Rights Plan is in their interests is paramount and, as such, we are appealing the BCSC decision to protect your ability to consider and vote at the Special Meeting.

We have also extended the voting period for the Shareholder Rights Plan to ensure that shareholders have the opportunity to obtain the information necessary to make an informed decision. With the rescheduling of the Special Meeting, shareholders may submit proxies until the conclusion of voting at the Special Meeting. We appreciate the consideration and strong support that we have received from our shareholders thus far. If you have already voted your shares against the Shareholder Rights Plan, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote today.

We recommend that shareholders vote FOR the approval of the Shareholder Rights Plan at the Special Meeting of Shareholders.

In addition, we continue to recommend that you reject the Icahn Group’s financially inadequate, opportunistic and coercive unsolicited offer to purchase up to all of the common shares of Lionsgate for U.S.$7.00 per share, as it is not in the best interests of Lionsgate, its shareholders and other stakeholders. The Icahn Group’s offer failed to receive its minimum number of shares and was extended until May 10, 2010. Less than 6% of the outstanding Lionsgate shares were tendered.

Protect the value of your Lionsgate investment by NOT tendering your shares or withdrawing any shares previously tendered into the Icahn Group’s offer.

Thank you for your ongoing support.

Sincerely,

Jon Feltheimer	Michael Burns
Co-Chairman and Chief Executive Officer	Vice Chairman

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed and amended a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) and a notice of change to directors’ circular with Canadian securities regulators. Any Solicitation/Recommendation Statement and directors’ circular or amendment thereto filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. In addition, Lionsgate has filed a proxy statement with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and mailed such proxy statement to shareholders of Lionsgate. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and its proxy statement for the 2009 Annual Meeting filed with the SEC on August 17, 2009. To the extent that holders of Lionsgate securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the definitive proxy statement filed with the SEC and Canadian securities regulators in connection with the special meeting of shareholders and may also be included in other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this letter may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2009 Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and Lionsgate’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 filed with the SEC on February 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements.